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                                                                    EXHIBIT 10.6


                                [C2i Letterhead]


August 20, 1997

Mr. Kim P. Goh, President
High Point 88, Inc.
630 Fifth Avenue, 20th Floor
New York, NY 10111

Dear Kim,

We are pleased to offer you the position of Member of the Board of Directors of Challenge 2000 International LLC. Your membership is contingent upon the following:

1. The company obtaining sufficient Directors' and Officers' insurance approved by you, which will be funded with the use of proceeds of our planned IPO.

2.      The completion of your due diligence.

We also offer you:

1. An option to purchase ten thousand (10,000) shares of common stock for $2.50 per share vesting monthly in 1/48th monthly increments, over four years.

2. A referral fee of four and one-half percent (4.5%) for all sales that are consummated without an "RFP" process.

3. A referral fee of two percent (2%) for all sales that are determined by an "RFP" process.

4. Reimbursement of air fare, lodging and meals for all Advisors' and Board of Directors' meetings.

Initially, while acting as an Advisor to the company, you will perform Directors' functions including introductions, strategic planning, and consulting to management. We agree that you would be temporarily more effective as Advisor in introducing the company to prospects. Parenthetically, the options will expire upon the earlier of ten (10) years from the date of grant, or sixty (60) days following the conclusion of your service as a director.
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Mr. Kim P. Goh



If this offer is acceptable, please indicate your approval by signing below, and return this document by FAX.

We look forward to a long and profitable relationship, and appreciate your willingness to join us.

Sincerely,



John Anthony Whalen, Jr.
President and CEO




Accepted and Approved:


/s/ KIM P. GOH
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Kim P. Goh


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